Exhibit 99.7

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be issued nor may offers to receive such securities be accepted prior to the time the registration statement becomes effective. This announcement is neither an offer to sell nor the solicitation of an offer to buy these securities, and there shall not be any sale of these securities in any state in which such offer, solicitation or sale, or the timing thereof, would be unlawful prior to the registration or qualification under the securities laws of any such state. In those jurisdictions where the securities, blue sky or other laws require the Offer (as defined below) to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of

K2 Inc. by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer

by

K2 Inc.

to

Exchange 0.2757 of a Share of Common Stock

(including the associated preferred share purchase rights)

of

K2 Inc.

for

Each Outstanding Share of Common Stock

(including the associated preferred share purchase rights)

of

Fotoball USA, Inc.

subject to the procedures and limitations

described in the Offer to Exchange and the related Letter of Transmittal

K2 Inc., a Delaware corporation (“K2”), is offering to exchange each outstanding share of common stock of Fotoball USA, Inc., a Delaware corporation (“Fotoball USA”), $0.01 par value per share (the “Shares”), for 0.2757 of a share of common stock of K2, $1.00 par value per share (“K2 Common Stock”), including the associated preferred share purchase rights. The Offer is made upon the terms and subject to the conditions set forth in the Offer to Exchange and related preliminary prospectus, dated December 10, 2003 (the “Offer to Exchange”), and in the related Letter of Transmittal (the terms and conditions set forth in the Offer to Exchange and the Letter of Transmittal, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). Holders of the Shares will not receive any fractional shares of K2 Common Stock. Instead, they will receive cash, if any (without interest and subject to any withholding for taxes), in an amount equal to the value of the fractional share of K2 Common Stock they otherwise would have been entitled to receive.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 8, 2004, UNLESS THE OFFER IS EXTENDED.

The purpose of the Offer is for K2 to acquire control of, and ultimately the entire equity interest in, Fotoball USA. Pursuant to the terms of the Agreement and Plan of Merger and Reorganization entered into by and among K2, Fotoball USA and Boca Acquisition Sub, Inc., a wholly-owned subsidiary of K2 (“Acquisition Sub”), on November 25, 2003 (the “Merger Agreement”), and after the completion of the Offer, K2 intends to promptly have Fotoball USA complete a merger with Acquisition Sub in which each outstanding Share (except for treasury shares of Fotoball USA, Shares beneficially owned directly or indirectly by K2 for its own account or Shares held by stockholders who properly exercise appraisal rights, if any, under Delaware law) would be converted into the right to receive shares of K2 Common Stock at the same exchange ratio as provided in the Offer to Exchange.

The Board of Directors of Fotoball USA, upon the unanimous recommendation of its Special Committee, has determined that the Merger Agreement, the Offer and the proposed merger are advisable, fair to and in the best interests of Fotoball USA and its stockholders, has approved the Merger Agreement, the

Offer, and the proposed merger, and has recommended that Fotoball USA stockholders accept the Offer and tender their Shares.

In connection with the Merger Agreement, Michael Favish, Fotoball USA’s Chairman and Chief Executive Officer, and Scott P. Dickey, Fotoball USA’s President and Chief Operating Officer, each in his capacity as a stockholder of Fotoball USA, has each agreed to tender his respective Fotoball USA shares in the Offer, subject to certain conditions.

The rights of K2 stockholders differ in certain material respects from the rights of Fotoball USA stockholders as described in the Offer to Exchange. Fotoball USA stockholders are urged to carefully read the Offer to Exchange and the Letter of Transmittal.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED, AND NOT PROPERLY WITHDRAWN, PRIOR TO THE EXPIRATION OF THE OFFER, AT LEAST A MAJORITY OF THE SHARES OF FOTOBALL USA COMMON STOCK, CALCULATED AS DESCRIBED IN THE OFFER TO EXCHANGE, (2) THE LISTING ON THE NEW YORK STOCK EXCHANGE OF THE SHARES OF K2 COMMON STOCK ISSUABLE IN EXCHANGE FOR THE SHARES, AND (3) THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, RELATING TO THE SECURITIES TO BE ISSUED IN THE OFFER AND THE MERGER, HAVING BECOME EFFECTIVE. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN THE OFFER TO EXCHANGE.

K2 expressly reserves the right to extend the Offer if the conditions to the Offer have not been satisfied as of the Offer’s scheduled expiration or if K2 is required to extend the Offer pursuant to the rules of the Securities and Exchange Commission. K2 also has the right to extend the offer for up to three business days to enable it to evaluate superior acquisition proposals for Fotoball USA. In addition, pursuant to the Merger Agreement, Fotoball USA has the right to compel K2 to extend the offer for an initial period of 10 business days and for longer periods through March 25, 2004 if all but certain specified conditions to the Offer have been satisfied. Subject to the applicable rules and regulations of the Securities and Exchange Commission and other applicable law, K2 may extend the period of time during which the Offer remains open by giving oral or written notice of such extension to Computershare Trust Company, Inc., the exchange agent and depository (“Exchange Agent’). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and deposited with the Exchange Agent, subject to the right of a tendering stockholder to withdraw tendered Shares. Subject to the applicable rules and regulations of the Securities and Exchange Commission and other contractual limitations in the Merger Agreement, K2 expressly reserves the right, in its sole discretion, to (i) terminate the Offer and not accept for exchange or exchange any Shares not previously accepted for purchase, or purchased, upon the failure of any of the conditions of the Offer to be satisfied prior to the expiration of the Offer and (ii) waive any condition (subject to certain conditions being non-waivable by K2 without Fotoball USA’s consent) or otherwise amend the Offer in any respect not prohibited by the Merger Agreement prior to the expiration of the Offer, by giving oral or written notice of such delay, waiver, termination or amendment to the Exchange Agent and by making a public announcement thereof. Any such extension, delay, waiver, termination or amendment will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made not later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

For purposes of the Offer, K2 will be deemed to have accepted for exchange Shares validly tendered and not properly withdrawn when, as and if K2 notifies the Exchange Agent of K2’s acceptance of the tender of Shares pursuant to the Offer. Pursuant to the Offer, the Exchange Agent will deliver shares of K2 Common Stock in exchange for Shares tendered pursuant to the Offer and cash, if any, to be paid in lieu of fractional shares of K2 Common Stock in exchange for Shares promptly after receipt of such notice from K2. The Exchange Agent will act as agent for tendering Fotoball USA stockholders for the purpose of receiving shares of K2 Common Stock and cash, if any, in lieu of fractional shares of K2 Common Stock in exchange for Shares and transmitting such K2 Common Stock and cash, if any, to validly tendering Fotoball USA stockholders. Under no circumstances will any interest be paid on cash amounts, if any, payable in lieu of fractional shares, regardless of any extension of the Offer or any delay in making such payment. Upon the terms and subject to the conditions of the Offer, the exchange of Shares accepted for exchange pursuant to the Offer will be made by deposit of certificates representing shares of K2 Common Stock exchangeable therefor (or cash, if any, payable in lieu of fractional shares) with the Exchange Agent. In all cases, delivery of certificates representing shares of K2 Common Stock (and cash, if any, paid in lieu of fractional shares) issued pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates representing the Shares or confirmation prior to the expiration of the Offer of a book-entry transfer of Shares into the Exchange Agent’s account at the Depository Trust Company, (ii) a duly executed Letter of Transmittal to tender Shares or an agent’s message in connection with a book-entry transfer and (iii) any other documents or instruments required by such Letter of Transmittal.

If K2 does not accept Shares for exchange pursuant to the Offer, or if certificates are submitted for more Shares than are tendered in the Offer, K2 will return certificates for these unexchanged Shares without expense to such tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Exchange Agent’s account at the Depository Trust Company, such Shares will be credited to an account maintained with the Depository Trust Company) promptly following the expiration or termination of the Offer.

The Offer and the merger together are expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the transactions so qualify, holders of Shares generally will not recognize any gain or loss for United States federal income tax purposes on the exchange of their Shares for K2 Common Stock in the Offer and the merger, except for any gain or loss attributable to the receipt of cash, if any, in lieu of a fractional share of K2 Common Stock. Stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the Offer and Merger to them.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Following the expiration of the Offer, such tenders are irrevocable. However, if K2 has not accepted tendered Shares for exchange by Monday, February 9, 2004, such tendered Shares may be withdrawn at any time thereafter.

For a withdrawal to be effective, the Exchange Agent must receive, prior to the expiration of the Offer, a written or facsimile transmission notice of withdrawal containing the information and satisfying the requirements set forth in the Offer to Exchange at its address set forth on the back cover of the Offer to Exchange. The signature(s) on the notice of withdrawal must be guaranteed by an eligible institution unless such Shares have been tendered for the account of any eligible institution. Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Fotoball USA stockholders may re-tender withdrawn Shares prior to the expiration date by following the procedures discussed in the Offer. K2 will decide, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and such decision will be final and binding. None of K2, the Exchange Agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

K2 may elect to provide a subsequent offering period of up to 20 business days after the acceptance of Shares pursuant to the Offer if, on the expiration date of the Offer, all the conditions to the Offer have been satisfied or waived but the total number of Shares that have been validly tendered and not properly withdrawn is less than 90% of the total number of Shares then outstanding and if the requirements under Rule 14d-11 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), have been met. Stockholders will not have the right to withdraw Shares tendered in the subsequent offering period, if any. If K2 exercises its right to use a subsequent offering period, K2 will first consummate the purchase of Shares tendered and not withdrawn in the initial offer period.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the Exchange Act is contained in the Offer to Exchange and is incorporated herein by this reference.

The Offer to Exchange, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list for the Shares or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

THE OFFER TO EXCHANGE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. SUCH DOCUMENTS MAY BE EXAMINED AT THE WEB SITE OF THE SECURITIES AND EXCHANGE COMMISSION AT WWW.SEC.GOV.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Stockholders may request additional copies of the Offer to Exchange (and the related prospectus), the related Letter of Transmittal and other tender offer materials from the Information Agent or their broker, dealer, commercial bank or trust company. Such additional copies will be furnished at K2’s expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Exchange Agent) for soliciting tenders of Shares pursuant to the Offer.

THE INFORMATION AGENT FOR THIS OFFER IS:

You may obtain information regarding the Offer

from the Information Agent as follows:

445 Park Avenue, 5th Floor

New York, New York 10022

E-mail: fusa.info@morrowco.com

Banks and Brokerage Firms, Please Call (800) 654-2468

Stockholders, Please Call (800) 607-0088

All Others Call Collect: (212) 754-8000

The Exchange Agent for the Offer is:

Computershare

COMPUTERSHARE TRUST COMPANY, INC.

350 Indiana Street, Suite 800

Golden, Colorado 80401

(303) 262-0600

December 10, 2003

Investors and Fotoball USA stockholders are advised to carefully read K2’s registration statement with respect to its exchange offer for the Shares, as filed with the Securities and Exchange Commission on December 10, 2003, because that document contains important information. Fotoball USA stockholders may obtain a free copy of the exchange offer registration statement and other documents filed by K2 with the SEC at the SEC’s Internet web site at www.sec.gov. The exchange offer registration statement and such other documents may also be obtained free of charge by calling the Information Agent at the telephone numbers set forth above.